Exhibit 10

November 21, 2016

John E. Peck

Chief Executive Officer

HopFed Bancorp, Inc.

Dear John,

It’s not me, it’s you.

Your last quarterly letter tells shareholders that their “investment in HopFed Bancorp is held in the highest regard.” By whom? Certainly not by you, as you collect your bloated pay package and country club dues. It’s no wonder we see your smiling face at the top of the letter as you proudly present us with a paltry 4-cent dividend.

In that letter, you refer to your “valued” clients and “respected” investors. I represent your largest shareholder, and I certainly don’t feel respected after you accepted extra cash last year to pay for your personal TAXES!

In my view, your claim to “work each and every day to deserve [our] trust in [your] performance” makes you a liar or incompetent -- or both. How dare you ask for shareholders’ trust when your only apparent commitment is to take what the board continues to hand you?

It seems to me you have little regard, value or respect for shareholders. You have utterly failed to earn our trust. Maybe your next letter should be a resignation -- then we’d be the ones with something to smile about.

Regretfully,

Megan Parisi
The Stilwell Group
212-269-1551
mparisi@stilwellgroup.com

Cc:	HFBC Shareholders